Exhibit 99.1

Empire Global Corp. to Acquire Additional Gaming Assets in Italy

Assets to expand Italian gaming network to physical licenses.

NEW YORK -- Empire Global Corp. (the company) (EMGL.OTCQB), a company focused on the acquisition and development of regulated online gaming operations, announced today that through Multigioco Srl, our wholly owned subsidiary, it has signed a letter of intent to acquire 1 agency and 14 corner licences from Sevenbet Srl.

This acquisition expands our gaming assets from online only to now include physical locations situated in key gaming points throughout Italy.

Subject to satisfactory due diligence and regulatory approval, the company will pay EUR 750,000 to acquire the gaming assets which includes intellectual property, operations and licences governed under the Agenzia delle Dogane e dei Monopoli (formerly Amministrazione Autonoma Monopoli di Stato) ("AAMS") as well as long term contracts at each location, client base and active current gaming business which now generates approximately EUR 450,000 in annual EBITDA.

Michele Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments, "The accord reached with Sevenbet Srl represents an important pathway to increasing our footprint in the lucrative Italian gaming space. We look forward to further fostering the opportunities that arise from this development."


Forward Looking Statements
Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts:
Michele Ciavarella, B.Sc.
ceo.emgl@emglcorp.com
1-647-229-0136